                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934



Filed by Registrant |X|

Filed by a Party other than the Registrant | |


Check the appropriate box:

| |  Preliminary Proxy Statement

| | Confidential, for use of the Commission only [as permitted by Rule 14a-6(e)(2)]

|X|  Definitive Proxy Statement

| |  Definitive Additional Materials

| |  Soliciting Material Pursuant to 14a-11(c) or Rule 14a-12



                              TATHAM OFFSHORE, INC.
                (Name of Registrant as Specified in its Charter)

                          ----------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

| |  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

   ----------------------------------------------------------------------------

2) Aggregate number of securities to which transaction applies:

   ----------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
                                 ----------------------------------------------

4) Proposed maximum aggregate value of transaction:
                                                   ----------------------------
5) Total fee paid:
                  -------------------------------------------------------------

| |  Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identity the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)  Amount previously paid:
                                -----------------------------------------------
     2) Form, Schedule or Registration Statement No.
                                                    ---------------------------
     3) Filing party:
                     ----------------------------------------------------------
     4)  Date filed:
                    -----------------------------------------------------------

------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

                              TATHAM OFFSHORE, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 15, 1998







TO THE STOCKHOLDERS:


         You are cordially invited to attend the Annual Meeting of Stockholders of Tatham Offshore, Inc. ("Tatham Offshore") to be held at The St. Regis Hotel, 2 East 55th Street, New York, New York at 9:30 a.m., Eastern Standard Time, on Tuesday, December 15, 1998, for the following purposes:


         1. To elect five directors of Tatham Offshore to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;


         2. To ratify the Board of Directors' appointment of PricewaterhouseCoopers LLP as Tatham Offshore's independent accountants for the fiscal year ending June 30, 1999;


         3. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.


         Holders of record of Tatham Offshore's common stock at the close of business on October 15, 1998 will be entitled to notice of and to vote at the meeting or any adjournment(s) thereof.


         Stockholders who do not expect to attend the meeting are requested to sign and return the enclosed proxy, for which a postage-paid, return envelope is enclosed. The proxy must be signed and returned in order to be counted.


                                             By Order of the Board of Directors,







                                             THOMAS P. TATHAM
                                             Chairman of the Board



Houston, Texas
November 23, 1998

                              TATHAM OFFSHORE, INC.
                                7400 CHASE TOWER
                                600 TRAVIS STREET
                              HOUSTON, TEXAS 77002

                                 PROXY STATEMENT


                       1998 ANNUAL MEETING OF STOCKHOLDERS

                               ------------------


         The enclosed form of proxy is solicited by the Board of Directors of Tatham Offshore, Inc. ("Tatham Offshore" or the "Company") to be used at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held at The St. Regis Hotel, 2 East 55th Street, New York, New York at 9:30 a.m., Eastern Standard Time, on Tuesday, December 15, 1998. This Proxy Statement and the related proxy are to be first sent or given to the stockholders of Tatham Offshore on or about November 23, 1998. Any stockholder giving a proxy may revoke it at any time provided written notice of such revocation is received by the Secretary of Tatham Offshore before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the meeting in accordance with the instructions specified thereon. Stockholders attending the Annual Meeting may revoke their proxies and vote in person.


         Holders of record at the close of business on October 15, 1998 of Tatham Offshore's common stock, $.01 par value ("Common Stock"), will be entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote per share on all matters submitted to a vote of the stockholders at the meeting. On October 15, 1998, there were outstanding and entitled to vote 26,074,321 shares of Common Stock, which is the only class of voting securities.


         Tatham Offshore's Annual Report for the fiscal year ended June 30, 1998, including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy soliciting material. Unless otherwise indicated, all references in the Proxy Statement to shares, options or awards relating to Common Stock of the Company shall reflect adjustments for the one-for-ten reverse stock split effected by the Company which was completed on November 24, 1997.




                              ELECTION OF DIRECTORS
                                    (ITEM 1)

         At the Annual Meeting, five directors are to be elected to hold office until the next succeeding annual meeting of the stockholders and until their respective successors have been elected and qualified. Four of the director nominees are currently directors of Tatham Offshore. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Delaware law and Tatham Offshore's Restated Certificate of Incorporation (as amended) and By-laws, abstentions and "broker non-votes" would not have the same legal effect as a vote against a particular director. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors. The Board of Directors recommends a vote "FOR" each of the following five nominees.

The following information regarding the director nominees of Tatham Offshore, their principal occupations, employment history and directorships in certain companies is as reported by the respective individuals.


DIRECTOR NOMINEES


         THOMAS P. TATHAM, age 53, has served as Chairman of the Board and a Director of Tatham Offshore since its inception in 1988. In addition, Mr. Tatham served as Chairman of the Board, Chief Executive Officer and a Director of DeepTech International Inc. ("DeepTech") and Chairman of the Board of Leviathan Gas Pipeline Company ("Leviathan"), affiliates of Tatham Offshore, since October 1989 and February 1989, respectively, through August 14, 1998. In addition, Mr. Tatham served as Chief Executive Officer of Leviathan from February 1989 until June 1995. Mr. Tatham sold all of his interests in DeepTech and Leviathan to El Paso Energy in August 1998. Mr. Tatham has over 30 years of experience in the oil and gas industry. He founded Mid American Oil Company in 1970 and served as Chairman of the Board and Chief Executive Officer until he sold his interest therein to Centex Corporation in 1979. In 1979, Mr. Tatham founded Tatham Corporation to acquire Sugar Bowl Gas Corporation ("Sugar Bowl"), the second largest intrastate pipeline system in Louisiana. He served as Chairman of the Board of Tatham Corporation from 1979 to December 1983, at which time it sold the assets of Sugar Bowl to a joint venture between MidCon Corp. and Texas Oil and Gas, Inc. From 1984 to 1988, Mr. Tatham pursued personal investments in various industries, including the oil and gas industry. Mr. Tatham served as a director of J. Ray McDermott, S.A. from its inception in February 1995 through August 1997.


         KENNETH E. BEENEY, age 39, has served as a Director of Tatham Offshore since August 1993. In addition, Mr. Beeney served as Vice President - Chief Geophysicist of Tatham Offshore from August 1993 through August 14, 1998. Since August 17, 1998, Mr. Beeney has served as Exploration Manager - Deepwater for Pennzoil Exploration and Production. Mr. Beeney has 16 years of exploration experience, with a primary focus in the Gulf of Mexico. Prior to joining Tatham Offshore in 1989, Mr. Beeney worked for Tenneco Oil Company for eight years and Anadarko Petroleum Corporation on a variety of exploration assignments. Mr. Beeney received a B.S. in Geophysics from the Colorado School of Mines.


         JAMES G. NIVEN, age 52, has served as a Director of Tatham Offshore since June 1994 and as a General Partner of Pioneer Associates, a venture capital investment company, since 1982. Mr. Niven has been a Senior Vice President of Sotheby's Inc. since November 1996 and is currently a Director of The Lynton Group, Inc. and HealthPlan Services, Inc. He served as Chairman of the Board of Global Natural Resources from 1989 to 1995 and is a member of the Board of Managers of Memorial Sloan-Kettering Cancer Center, and a Trustee of the Museum of Modern Art, and the National Center for Learning Disabilities, Inc.


         ROGER B. VINCENT, SR., age 53, has served as a Director of Tatham Offshore since January 1996. Mr. Vincent is President of Springwell Corporation, a corporate finance advisory firm located in New York. Prior to founding Springwell, Mr. Vincent spent 18 years with Bankers Trust Company where he was a Managing Director of the firm as well as in charge of the firm's Client Group. Mr. Vincent is a director of AmeriGas Propane, Inc., a general partner of AmeriGas Partners, L.P. (NYSE listed), a Trustee of the GCG Trust of the Golden American Life Insurance Company (a subsidiary of the ING Group) and a member of the Policy Committee of Atlantic Asset Management Partners, L.L.C. Mr. Vincent is a graduate of Yale University and Harvard Business School.


         DON W. WILSON, age 51, is currently President and Chief Operating Officer of Odyssea Marine, Inc. From January 1998 through September 1998, Mr. Wilson served as President and Chief Operating Officer of Prime Natural Resources, Inc. Mr. Wilson served as President and Chief Executive Officer of FW Oil Interests, Inc. from 1996 through 1997. During 1995, Mr. Wilson served as Executive Vice President of J. Ray McDermott, S.A. From 1993 to 1995 Mr. Wilson served as President of O.P.I. International, Inc., prior to its merger with J. Ray McDermott, S.A. From 1975 through 1993 Mr. Wilson was employed by Brown & Root, Inc., and served in various operational and managerial positions. During his employment with Brown & Root, Inc., Mr. Wilson was Vice President of Global Operations from 1990 to 1993. Presently, along with Mr. Wilson's position with Odyssea Marine, Inc., he is Chairman of the Board of Grant Geophysical, Inc. and director of Prime Natural Resources, Inc.

DIRECTORS NOT STANDING FOR REELECTION


         PHILLIP G. CLARKE, age 63, has served as a Director of Tatham Offshore since March 1995. Mr. Clarke has worked in the oil and gas industry for 40 years. He was initially employed by Texaco, Inc. for approximately eight years, serving in various engineering positions. In 1965, Mr. Clarke was employed by Placid Oil Company ("Placid") where he accumulated an additional 30 years of diversified experience. In 1977, Mr. Clarke was made Vice President of Operations for Placid's world-wide activities and held that position until his retirement in 1995. Following his retirement, Mr. Clarke continued his oil industry activity by joining several associates in forming Rising Star Energy, LLC, a Dallas, Texas based independent energy company where he is currently employed. Mr. Clarke received a B.S. degree in Mechanical Engineering from Oklahoma State University.


         ANTOINE GAUTREAUX, JR., age 45, has served as a Director of the Company since October 1996, Chief Operating Officer of the Company since July 1996 and as Senior Vice President - Operations from September 1995 to July 1996. Prior to joining DeepTech, Mr. Gautreaux was employed by Placid Oil Company ("Placid") for 21 years in various capacities, including Manager of Drilling and Production. Mr. Gautreaux received a B.S. degree from Nicholls State University. Mr. Gautreaux resigned his office and directorship of the Company effective August 14, 1998, in connection with the Merger (as hereinafter defined).


         ERIC LYNN HILL, age 52, has served as a Director of the Company since November 1997. From March 1997 to January 1998, Mr. Hill served as Chief Financial Officer and Secretary of the Company. Since January 1998, Mr. Hill has served as Vice President of Finance and Administration of Seagull Egypt Ltd. Prior to joining DeepTech, Mr. Hill served as Senior Vice President - Finance, Administration and Secretary - Treasurer of Global Natural Resources, Inc. from July 1988 to March 1997. Mr. Hill has over 28 years of experience in finance and auditing in energy related companies and in public accounting. Mr. Hill received a B.B.A. degree from the University of North Texas and is a certified public accountant. Mr. Hill resigned his directorship of the Company effective August 14, 1998, in connection with the Merger.


         EDWARD L. MOSES, JR., age 62, has served as Senior Vice President - Engineering and Production of DeepTech since 1992, Managing Director and a Director of Deepwater Systems since August 1993 and a Director of the Company since November 1997. From 1991 to 1992, he served as Senior Vice President and a Director of the Company. From 1989 to 1991, Mr. Moses served as Vice President - Engineering of the Company. Mr. Moses has worked for over 30 years in the oil and gas industry. Prior to joining DeepTech, he worked for 12 years as an independent consultant in the oil and gas industry. Prior thereto, he spent 18 years working for Superior Oil Company where he served as Manager of International Drilling Operations. Mr. Moses has a B.S. in Petroleum Engineering from Texas A&M University. Mr. Moses resigned his office and directorship of the Company effective August 14, 1998, in connection with the Merger.


         CLYDE E. NATH, age 64, has served as a Director of Tatham Offshore since March 1995. Mr. Nath worked in the oil and gas industry for 40 years with Kerr-McGee Corp., holding various positions in Kerr-McGee's Exploration and Production Division throughout his career. From 1985 until his retirement in December 1994, Mr. Nath was Vice President of Exploration for the Gulf of Mexico Region of Kerr-McGee's Exploration and Production Division. Mr. Nath holds a Bachelor's degree in Geology from Oklahoma City University. He is a member of the American Association of Petroleum Geologists, the Houston Geological Society and American Petroleum Institute.


         JONATHAN D. POLLOCK, age 35, is a Portfolio Manager of Stonington Management Corp. which performs administrative services for Elliott Associates, L.P. and Westgate International, L.P. Mr. Pollock is responsible for the firm's oil and gas investments and has served as a Director of Tatham Offshore since October 1996. Mr. Pollock has been with Stonington Management Corp. since 1989. Prior to joining Stonington Management Corp., Mr. Pollock was employed by Greenleaf Partners, an investment banking firm. Mr. Pollock has served as a director of Horizon Offshore, Inc. since June 1997, and of Grant Geophysical, Inc. since September 1997. Elliott Associates, L.P. and Westgate International, L.P. are each deemed to beneficially own more than 5% of the Common Stock of the Company. See "--Security Ownership of Certain Beneficial Owners and Management." Stonington Management Corp. is under common control with Manchester Securities Corp. which is a NASD member broker-dealer.


         DIANA J. WALTERS, age 35, has served as a Director of Tatham Offshore since September 1995. Ms. Walters is a Vice President of PaineWebber, Inc. in their energy group and is a NASD broker-dealer. Prior to joining PaineWebber, Ms. Walters served as Vice President - Corporate Finance and Planning of Tatham Offshore from October 1993 through September 1995 and as Chief Financial Officer of Tatham Offshore from September 1995 through November 1996. Prior to joining Tatham Offshore, she served as a Vice President in the Natural Resources Group of Internationale Nederlanden Bank (ING Bank) from 1990 to 1993 financing independent oil and gas companies and as an Assistant Vice President in the Natural Resources Department at The Chase Manhattan Bank (formerly Manufacturers Hanover Trust Company) from 1986 to 1990 financing interstate and intrastate pipeline companies. Ms. Walters received a B.A. degree and an M.A. degree in Energy and Mineral Resources from the University of Texas at Austin.


BOARD OF DIRECTORS AND COMMITTEES


         The Board of Directors held two meetings during the fiscal year ended June 30, 1998. During the fiscal year ended June 30, 1998, each director other than Mr. Hill attended all of the meetings of the Board of Directors and the committees on which each such director served. Mr. Hill attended one of the two meetings held during fiscal 1998.


         The Incentive Plan Compensation Committee is responsible for administering the Equity Incentive Plan (the "Incentive Plan"). Pursuant to the Incentive Plan, the Board of Directors appoints two or more directors to the Incentive Plan Compensation Committee each of which is a disinterested person within the meaning of Rule 16b(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and qualifies as an "outside director" as such term is used for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Incentive Plan Compensation Committee, which was comprised of Messrs. Clarke, Nath and Vincent, held two meetings during the fiscal year ended June 30, 1998.


         The Conflicts and Audit Committee provides two primary services. First, it advises the Board of Directors in matters regarding the system of internal controls and the annual independent audit, and reviews policies and practices of Tatham Offshore, including changes in accounting practices and significant estimates made by management affecting the financial statements. Second, the Conflicts and Audit Committee, at the request of the Board of Directors, reviews specific matters as to which the Board of Directors believes there may be a conflict of interest in order to determine if the resolution of such potential conflict proposed by the Board of Directors is fair and reasonable to Tatham Offshore. The Conflicts and Audit Committee also reviews other matters that it deems appropriate. Any such matters approved by a majority vote of the Conflicts and Audit Committee will be deemed conclusively to be fair and reasonable to Tatham Offshore. The Conflicts and Audit Committee of the Board of Directors, comprised of Messrs. Niven and Vincent met once during the fiscal year ended June 30, 1998.


         The Special Committee is responsible for certain matters at the request of the Board of Directors by resolution. The Special Committee is comprised of Messrs. Clarke, Nath, Niven, Powell and Vincent. The Special Committee met twice during the fiscal year ended June 30, 1998.


         Directors of Tatham Offshore are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and from, and attendance at, meetings of the Board of Directors or committees thereof. Directors of Tatham Offshore who are not officers or affiliates of Tatham Offshore are paid an annual fee of $30,000 plus $2,000 per meeting attended. See "--Executive Compensation--Director Plan."

                               EXECUTIVE OFFICERS


         The following table sets forth certain information as of October 15, 1998 regarding the executive officers of Tatham Offshore. Each executive officer named in the following table has been elected to serve until his successor is duly appointed or elected or until his earlier removal or resignation from office. No arrangement or understanding exists between any executive officer of Tatham Offshore and any other person pursuant to which he was or is to be selected as an officer.


               Name                          Age                         Position(s)
               ----                          ---                         -----------

         Thomas P. Tatham                    53                      Chairman of the Board,
                                                                     Chief Executive Officer

         Dennis A. Kunetka                   49                      Chief Financial Officer,
                                                                     Senior Vice President and Secretary

         Harvey O. Fleisher                  52                      Senior Vice President - Marine Services

         Philip German                       45                      Vice President - Engineering
                                                                     Tatham Offshore Canada Limited

         Kenneth L. Hamilton                 52                      Vice President, Treasurer
                                                                     and Assistant Secretary

         Dennis J. Lubojacky                 45                      Vice President - Controller
                                                                     and Financial Planning


         Thomas P. Tatham has served as Chairman of the Board and a Director of the Company since 1988. In addition, Mr. Tatham has served as Chairman of the Board, Chief Executive Officer and a Director of DeepTech and Chairman of the Board of Leviathan since October 1989 and February 1989, respectively. Mr. Tatham also served as Chief Executive Officer of Leviathan from February 1989 until June 1995. Mr. Tatham has over 30 years of experience in the oil and gas industry. He founded Mid American Oil Company in 1970 and served as Chairman of the Board and Chief Executive Officer until he sold his interest therein to Centex Corporation in 1979. In 1979, Mr. Tatham founded Tatham Corporation to acquire Sugar Bowl Gas Corporation ("Sugar Bowl"), the second largest intrastate pipeline system in Louisiana. He served as Chairman of the Board of Tatham Corporation from 1979 to December 1983, at which time it sold the assets of Sugar Bowl to a joint venture between MidCon Corp. and Texas Oil and Gas, Inc. From 1984 to 1988, Mr. Tatham pursued personal investments in various industries, including the oil and gas industry. Mr. Tatham served as a director of J. Ray McDermott, S.A. from its inception in February 1995 through August 1997.


         Dennis A. Kunetka has served as Senior Vice President - Corporate Finance of the Company since October 1993 and as Chief Financial Officer and Secretary since January 1998. Mr. Kunetka served as Senior Vice President - Corporate Finance and Investor Relations of DeepTech and Leviathan from August 1993 through August 14, 1998. Prior to joining DeepTech, Mr. Kunetka served as Vice President and Controller of United Gas Pipe Line Company and its parent company, United Gas Holding Corporation. Prior to joining United in 1984, Mr. Kunetka spent 11 years with Getty Oil Company in various tax, financial and regulatory positions. Mr. Kunetka holds B.B.A. and M.S.A. degrees from the University of Houston, a J.D. degree from South Texas College of Law and is a certified public accountant.


         Philip German has served as Vice President - Engineering of Tatham Offshore Canada Limited since August 1998. From July 1997 through August 1998, Mr. German served as a consultant to the Company. From July 1995 through July 1997, Mr. German served as the Chief Pipeline Engineer for Intec Engineering, Inc. From June 1990 through July 1995, Mr. German served as Vice President of J.P. Kenny Inc. of Houston. From

1981 through 1990, Mr. German was associated with J.P. Kenny and Partners, Ltd., London. Mr. German has been actively involved in offshore pipeline and onshore pipeline and facilities projects in the U.K., Norway, Australia, North Africa, East Africa and China. In addition to his work with engineering companies, Mr. German has also spent extended periods acting on behalf of oil and gas companies, most notably Statoil and Conoco. Mr. German holds a Bachelor of Science (degree) in Mechanical Engineering from Thames Polytechnic, London.


         Harvey O. Fleisher has served as Senior Vice President of Marine Services of the Company since August 1998. Mr. Fleisher has served as Executive Vice President of DeepFlex since April 1995. From June 1988 to April 1995, Mr. Fleisher held various engineering and operations positions with DeepTech entities. Mr. Fleisher has over 25 years experience in the offshore oil and gas industry primarily in the floating drilling and production areas. Prior to joining DeepTech in 1988, Mr. Fleisher worked for two years as an independent consultant and 14 years with Sonat Offshore Drilling, Inc. (formerly The Offshore Company). Mr. Fleisher is a Registered Professional Engineer and holds M.S. and B.S. degrees in Industrial Engineering from Texas A&M University.


         Kenneth L. Hamilton has served as Vice President - Treasurer and Assistant Secretary of the Company since August 1998. Mr. Hamilton served as Corporate Tax Director of DeepTech from August 1997 through August 14, 1998. Prior to joining DeepTech, Mr. Hamilton was a shareholder in Verne Sanders & Associates, a certified public accounting firm for 11 years. Mr. Hamilton served as Vice President-Controller of Tatham Corporation from 1981 to 1986 and as Tax Manager with Price Waterhouse LLP in Houston from 1974 to 1981. Mr. Hamilton holds a B.A. degree from the University of Texas at El Paso and is a certified public accountant.


         Dennis J. Lubojacky has served as Vice President - Controller and Financial Planning of the Company since August 1998. Mr. Lubojacky served as Controller of DeepFlex from August 1996 through August 1998. Prior to joining DeepTech, Mr. Lubojacky worked for two years as an independent consultant after serving as Vice President - Controller for Nabors Yemen Ltd. from 1991 to 1994. Mr. Lubojacky has over 23 years of experience in the oil and gas industry, primarily with offshore and onshore drilling contractors in various accounting and financial management positions. Mr. Lubojacky holds a B.B.A. degree from Sam Houston State University and is a certified public accountant.


         Kenneth E. Beeney has served as a Director and Vice President - Chief Geophysicist of the Company since August 1993. Mr. Beeney has 16 years of exploration experience, with a primary focus in the Gulf of Mexico. Prior to joining DeepTech in 1989, Mr. Beeney worked for Tenneco Oil Company ("Tenneco Oil") for eight years and Anadarko Petroleum Corporation on a variety of exploration assignments. Mr. Beeney received a B.S. in Geophysics from the Colorado School of Mines. Mr. Beeney resigned his office effective August 14, 1998 in connection with the Merger.


         Antoine Gautreaux, Jr. has served as a Director of the Company since October 1996, Chief Operating Officer of the Company since July 1996 and as Senior Vice President - Operations from September 1995 to July 1996. Prior to joining DeepTech, Mr. Gautreaux was employed by Placid Oil Company ("Placid") for 21 years in various capacities, including Manager of Drilling and Production. Mr. Gautreaux received a B.S. degree from Nicholls State University. Mr. Gautreaux resigned his office and directorship of the Company effective August 14, 1998 in connection with the Merger.


         Edward J. Gibbon, Jr. served as Vice President - Reservoir Engineering of the Company since September 1995. Mr. Gibbon has served as Vice President - Reservoir Engineering of Deepwater Production Systems, Inc. ("Deepwater Systems"), an affiliate of the Company, since September 1993. Prior thereto, Mr. Gibbon served as the President of IDM Engineering, Inc., a company he founded, which specialized in reservoir engineering studies and economic evaluations. Mr. Gibbon received a degree in Petroleum Engineering from the Colorado School of Mines. Mr. Gibbon resigned his office with the Company effective August 14, 1998 in connection with the Merger.

         Jeffrey K. Lucas served as Vice President - Land Manager of the Company since June 1991. Mr. Lucas has worked in the oil industry for 18 years. Prior to joining the Company, Mr. Lucas served in various capacities, including Division Landman, in the Land Department of Tenneco Oil from 1979 to 1989 and was primarily responsible for negotiating lease acquisitions in the Rocky Mountain area and the Gulf. Mr. Lucas received a B.S. in Mineral Land Management from the University of Colorado. Mr. Lucas resigned his office with the Company effective August 14, 1998 in connection with the Merger.



             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                                    (ITEM 2)


         Pursuant to the recommendation of the Conflicts and Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP, independent accountants, to audit the consolidated financial statements of Tatham Offshore for the year ending June 30, 1999. Tatham Offshore is advised that no member of PricewaterhouseCoopers LLP has any direct financial interest or material indirect financial interest in Tatham Offshore or any of its subsidiaries or, during the past three years, has had any connection with Tatham Offshore or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.


         Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. The Board of Directors recommends voting "FOR" ratification by the stockholders of this appointment.


         A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         Through August 14, 1998, the executive officers of the Company were compensated by DeepTech and did not receive compensation from the Company for their services as such. Effective August 14, 1998, DeepTech was acquired by an affiliate of El Paso Natural Gas Company and divested all equity ownership in Tatham Offshore through a rights offering. DeepTech had entered into management agreements with each of its subsidiaries, including the Company, pursuant to which each affiliate was charged an annual management fee in exchange for operational, financial, accounting and administrative services. The management fee was intended to reimburse DeepTech for the estimated costs of the services provided to each affiliate. The management agreement was amended effective July 1, 1997 to provide for an annual management fee equal to 26% of DeepTech's overhead expenses. During the year ended June 30, 1998, the Company was charged $4,375,000 under its management agreement. The management agreement between DeepTech and the Company was terminated in connection with the merger of DeepTech and El Paso. Effective August 14, 1998, Tatham Offshore hired a management team and support personnel to implement its business strategy. The Company's executive officer compensation program is administered and reviewed by the Incentive Plan Compensation Committee.

         The following table sets forth the compensation paid by DeepTech to the Company's Chief Executive Officer and each of the Company's five other most highly compensated executive officers for the fiscal year ended June 30, 1998 (collectively, the "Named Officers"). The compensation set forth in the table represents amounts paid to the Named Officers for their services rendered in all capacities to DeepTech and its subsidiaries for the fiscal years ended June 30, 1998, 1997 and 1996. Therefore, the amounts shown do not reflect amounts earned solely as compensation for services to the Company. During the fiscal year ended June 30, 1998, each of Messrs. Tatham and Kunetka spent less than a majority of his time performing services for the Company. During the same period, Messrs. Gautreaux, Beeney, Gibbon and Lucas spent a majority of their time performing services for the Company. As noted below, in addition to serving as executive officers of the Company, each of Messrs. Tatham and Kunetka also served as officers of DeepTech and one or more of its affiliates.

                         ANNUAL COMPENSATION BY DEEPTECH


                                                                                             LONG TERM
                                                                                           COMPENSATION
NAME/PRINCIPAL                                                            OTHER ANNUAL         AWARDS          ALL OTHER
POSITION WITH                FISCAL      SALARY(1)       BONUS(1)      COMPENSATION(2)        OPTIONS        COMPENSATION
TATHAM OFFSHORE               YEAR          ($)             ($)              ($)                (#)              ($)


Thomas P. Tatham (3)          1998     $1,000,000 (4)         --         $1,400,000(4)            --         $272,500(14)
Chief Executive Officer       1997     $1,000,000 (4)         --         $1,400,000(4)            --(5)            --
                              1996     $2,731,750 (6)   $600,000(6)         $39,178(7)       300,000(8)(9)         --

Antoine Gautreaux, Jr.(10)    1998       $200,000             --                 --               --         $759,375(14)
Chief Operating Officer       1997       $200,000             --                 --           10,000(11)           --
                              1996       $162,500             --                 --           75,000(9)            --

Dennis A. Kunetka (12)        1998       $161,450             --                 --          100,000(13)           --
Chief Financial Officer       1997       $140,000             --                 --               --               --
                              1996       $120,000             --                 --           30,000(9)            --

Kenneth E. Beeney (10)        1998       $140,000             --                 --               --         $668,250(14)
Vice President -              1997       $140,000             --                 --           10,000(11)           --
Chief Geophysicist            1996       $110,000             --                 --           75,000(9)            --


Edward J. Gibbon, Jr. (10)    1998       $125,000             --                 --               --         $506,250(14)
Vice President -              1997       $125,000             --                 --           10,000(11)           --
Reservoir Engineering         1996       $106,660             --                 --           50,000(9)            --

Jeffrey K. Lucas (10)         1998       $110,000             --                 --               --         $506,250(14)
Vice President -              1997       $110,000             --                 --            7,000(11)          --
Land Manager                  1996        $95,000             --                 --           50,000(9)           --


-------------------------------

(1) Includes the aggregate market value of Common Stock and DeepTech common stock issued as a result of the exercise of options granted pursuant to the Deferred Compensation Arrangement (as defined herein) for salary and bonuses. The aggregate market value is calculated based on the last reported sales prices of the Common Stock and/or the DeepTech common stock on the dates of exercise of the options.

(2) Other Annual Compensation excludes the aggregate value of perquisites when such value is less than the lesser of $50,000 or 10% of total annual Salary and Bonus for each Named Officer.

(3) Mr. Tatham also served as Chairman of the Board and Chief Executive Officer of DeepTech and Chairman of the Board of Leviathan. During the fiscal year ended June 30, 1998, Mr. Tatham spent less than a majority of his time performing services for the Company.

(4) Effective July 1, 1996, the Compensation Committee of DeepTech's Board of Directors established a compensation plan for Mr. Tatham for the years ended June 30, 1997 and 1998. Under the compensation plan, Mr. Tatham is to receive a base salary of $1,000,000 per annum plus $1,400,000 per annum to be credited against incentive bonuses as they are earned. The base salary and bonus are payable at the rate of $200,000 per month. The Compensation Committee of DeepTech's Board of Directors detailed certain performance goals for DeepTech and its subsidiaries and affiliates, including the Company, and Mr. Tatham which would allow him to earn the incentive bonus payments over the two year period. The performance goals are structured to reward Mr. Tatham for enhancing shareholder value through increased earnings per share and by obtaining financing for key projects.

(5) Excludes options to acquire 1,100,000 shares of DeepTech common stock that were granted to Mr. Tatham during the fiscal year ended June 30, 1997 related to matters other than for executive compensation and unrelated to the operations of DeepTech or the Company.

(6) Mr. Tatham's salary and bonus for the fiscal year ended June 30, 1996 were settled through the issuance of options pursuant to a deferred compensation arrangement (the "Deferred Compensation Arrangement"). Under the Deferred Compensation Arrangement, for each $1.00 of salary deferred, Mr. Tatham was entitled to apply $3.00 to the exercise price of options to acquire Common Stock or DeepTech common stock under the Company's Incentive Plan or DeepTech's equity incentive plan, respectively. Through June 30, 1996, Mr. Tatham had exercised options to acquire 600,125 shares of DeepTech common stock in full settlement of his salary for the fiscal year ended June 30, 1996. In addition, Mr. Tatham was awarded a bonus during the fiscal year ended June 30, 1996 unrelated to the Company's operations. This bonus was settled pursuant to the Deferred Compensation Arrangement in September 1995 when Mr. Tatham exercised options to purchase 150,000 shares of DeepTech common stock. The aggregate market value of the 750,125 shares of DeepTech common stock issued, calculated based on the last reported sales price on the dates of exercise, was $3,331,750.

(7)      Represents dues for club memberships.

(8) Excludes options to acquire 1,666,666 shares of DeepTech common stock that were granted by DeepTech to Mr. Tatham during the fiscal year ended June 30, 1996 related to matters other than for executive compensation and unrelated to the operations of DeepTech or the Company.

(9) Options to acquire DeepTech common stock granted pursuant to DeepTech's equity incentive plan.

(10) Each of these executive officers spent the majority of his time performing services for the Company during the fiscal year ended June 30, 1998.

(11) Represents options issued to purchase shares of Common Stock pursuant to the Company's Incentive Plan as adjusted for the one-for-ten reverse stock split effective November 24, 1997.

(12) Mr. Kunetka also served as Senior Vice President - Corporate Finance and Investor Relations for DeepTech and Leviathan. During the fiscal year ended June 30, 1998, Mr. Kunetka spent less than a majority of his time performing services for the Company.

(13) Represents options issued to purchase shares of Common Stock pursuant to the Company's Incentive Plan.

(14) Represents the excess of the fair market value of DeepTech options over the exercise price on the date such options were exercised.

         The following table sets forth certain information detailing option grants made to the Named Officers under the Incentive Plan with respect to shares of Tatham Offshore Common Stock during the fiscal year ended June 30, 1998. Each of the options listed below were issued pursuant to the Company's Incentive Plan.


                            NUMBER OF SHARES
                           OF TATHAM OFFSHORE      PERCENT OF      EXERCISE                   POTENTIAL REALIZABLE VALUE AT
                              COMMON STOCK       TOTAL OPTIONS      OR BASE                      ASSUMED ANNUAL RATES OF
                           UNDERLYING OPTIONS      GRANTED IN        PRICE      EXPIRATION     STOCK PRICE APPRECIATION FOR
          NAME                   GRANTED          FISCAL YEAR      ($/SHARE)       DATE                OPTION TERM
                                                                                                  5% ($)         10% ($)

Dennis A. Kunetka                  100,000            100%           $3.00        1/15/08        $188,668        $478,123


OPTION EXERCISES AND YEAR-END VALUE TABLES

         The following table sets forth certain information regarding the outstanding options and warrants to purchase DeepTech common stock held by the Named Officers at June 30, 1998:


                                                                           NUMBER OF                   VALUE OF UNEXERCISED
                                                     VALUE            UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS AT
                              SHARES ACQUIRED    REALIZED ($)        AT FISCAL YEAR-END (#)             FISCAL YEAR-END ($)
           NAME               ON EXERCISE (#)                      EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE

Thomas P. Tatham                 2,168,749 (1)          -- (2)             --   /      --                --     /        --
                                   100,000        $272,500                 --   /      --                --     /        --

Antoine Gautreaux, Jr.              75,000        $759,375                 --   /      --                --     /        --

Dennis A. Kunetka                       --             --              15,000   /  15,000(3)        $150,000    /  $150,000

Kenneth E. Beeney                   75,000        $747,000                 --   /      --                 --    /        --

Edward J. Gibbon, Jr.               50,000        $506,250                 --   /      --                 --    /        --

Jeffrey K. Lucas                    50,000        $506,250                 --   /      --                 --    /        --


---------------------
(1) Options exercised to purchase DeepTech common stock were acquired by Mr. Tatham related to matters other than executive compensation and unrelated to the operations of DeepTech or the Company.

(2) On February 26, 1998, Mr. Tatham exercised 1,343,749 warrants and 825,000 warrants to purchase a like amount of shares of Common Stock at $4.50 per share and $10.00 per share, respectively. On February 26, 1998, the Common Stock closed at $12.875 per share on NASDAQ.

(3) Represents options issued pursuant to DeepTech's equity incentive plan and unvested as of June 30, 1998, which options vest 25% annually beginning November 14, 1996. As a result of El Paso's acquisition of DeepTech, these options vested on August 14, 1998.

         The following table sets forth certain information regarding the outstanding options and warrants to purchase Tatham Offshore Common Stock held by the Named Officers at June 30, 1998.


                                                                          NUMBER OF                 VALUE OF UNEXERCISED
                                                     VALUE           UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS AT
                             SHARES ACQUIRED ON   REALIZED ($)     AT FISCAL YEAR-END (#)           FISCAL YEAR-END ($)
           NAME                 EXERCISE (#)                      EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE


Antoine Gautreaux, Jr.                  --            --             25,000(1) /10,000(2)              --  / --

Dennis A. Kunetka                       --            --                 --   /100,000(3)              --  / --

Kenneth E. Beeney                       --            --                 --   / 10,000(2)              --  / --

Edward J. Gibbon, Jr.                   --            --                 --   / 10,000(2)              --  / --

Jeffrey K. Lucas                        --            --                 --   /  7,000(2)              --  / --


---------------------
(1) Options granted pursuant to Tatham Offshore's Incentive Plan which are 100% vested.

(2) SARs granted pursuant to Tatham Offshore's Incentive Plan on October 21, 1996 which vest 1/3 each year beginning three years from the date of grant.

(3) Options granted pursuant to Tatham Offshore's Incentive Plan on January 15, 1998 which vest 25% each year beginning January 15, 1999.

REPORT ON EXECUTIVE COMPENSATION


         The Investment Plan Compensation Committee of the Board of Directors determines the compensation of the executive officers named in the Summary Compensation Table. The Investment Plan Compensation Committee has furnished the following report on executive compensation in connection with the Annual Meeting.


COMPENSATION PHILOSOPHY


         As members of the Investment Plan Compensation Committee, it is our duty to administer the executive compensation program for the Company. The Investment Plan Compensation Committee is responsible for establishing appropriate compensation goals for the executive officers of the Company, evaluating the performance of such executive officers in meeting such goals and making recommendations to the Board of Directors with regard to executive compensation.


         The Company's compensation philosophy is to ensure that executive compensation be directly linked to continuous improvements in corporate performance, achievement of specific operations, financial and strategic objectives and increases in stockholder value. The Investment Plan Compensation Committee regularly reviews the compensation packages of the Company's executive officers, taking into account factors which it considers relevant, such as business conditions within and outside the industry, the Company's financial performance, the market composition for executives of similar background and experience and the performance of the executive officer under consideration. The particular elements of the Company's compensation programs for executive officers are described below.


COMPENSATION STRUCTURE


         The executive base compensation for the executive officers of the Company named in the Summary Compensation Table is intended to be competitive with that paid in comparable situated industries, taking into account the scope of responsibilities and internal relationships. The goals of the Investment Plan Compensation Committee in establishing the Company's executive compensation program are:


                  (1) To fairly compensate the executive officers of the Company and its subsidiaries for their contributions to the Company's short-term and long-term performance. The elements of the Company's executive compensation program are (a) annual base salaries,
                           (b) annual bonuses and (c) equity incentives.

                  (2) To allow the Company to attract, motivate and retain the management personnel necessary to the Company's success by providing an executive compensation program comparable to that offered by companies with which the Company competes for management personnel.


         Individual's base salaries are determined by the Investment Plan Compensation Committee based on the scope of the executive's responsibilities, a subjective evaluation of the executive's performance and the length of time the executive has been in the position.


EXECUTIVE COMPENSATION DEDUCTIBILITY


         It is the Company's intent that amounts paid pursuant to the Company's compensation plans will generally be deductible compensation expenses. The Investment Plan Compensation Committee does not currently anticipate that the amount of compensation paid to executive officers will exceed the amounts specified as deductible pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

                             INVESTMENT PLAN COMPENSATION COMMITTEE
                             OF THE BOARD OF DIRECTORS

                                                               Phillip G. Clarke
                                                                   Clyde E. Nath
                                                                Roger B. Vincent


INCENTIVE PLAN


         In 1995, Tatham Offshore adopted the Incentive Plan. The Incentive Plan was effected to provide Tatham Offshore with the ability of making a variety of awards pursuant to the Incentive Plan including stock options, restricted stock and stock value equivalent awards.


         Under the Incentive Plan, Tatham Offshore may grant to employees, consultants or agents of Tatham Offshore or any of its parents or subsidiaries one or more options (each, a "Stock Option") to purchase shares of Common Stock as hereinafter set forth. Stock Options granted under the Incentive Plan may be either incentive stock options ("Incentive Stock Options") within the meaning of
Section 422(b) of the Code, or options that do not qualify as Incentive Stock Options ("Non-Qualified Stock Options"). Pursuant to the Incentive Plan, Tatham Offshore may grant awards of Common Stock subject to restrictions on sale or other disposition of such shares ("Restricted Stock Grant"), and such other requirements as the Incentive Plan Compensation Committee deems appropriate including the requirement that such shares be forfeited upon termination of employment for certain reasons within a specified period of time. Pursuant to the Incentive Plan, Tatham Offshore may also grant rights to receive an amount equal to the fair market value of shares of Common Stock or rights to receive an amount equal to any appreciation or increase in the fair market value of Common Stock over a specified period of time (SARs). Stock Options, Restricted Stock Grants and SARs are referred to collectively herein as "Awards."


         Except with respect to outstanding Awards, and unless sooner terminated by action of Tatham Offshore's Board of Directors or the committee thereof charged with administration of the Incentive Plan, the Incentive Plan will terminate on December 31, 2005. The maximum number of shares of Common Stock with respect to which Awards may be granted under the Incentive Plan is 4,000,000.


         The Board of Directors may terminate or suspend the Incentive Plan (or any portion thereof) at any time with respect to any shares for which Awards have not previously been granted and remain outstanding. The Board of Directors has the right to alter or amend the Incentive Plan or any part thereof from time to time; provided, however, that no change in any Award theretofore granted may be made which would materially adversely affect the rights and obligations of the holder of any such Award without the written consent of such Incentive Plan participant; and provided, further, that the Board of Directors may not, without stockholder approval as required under the Incentive Plan, (i) materially increase the number of shares of Common Stock which may be issued under the Incentive Plan (other than in connection with adjustments permitted by the Incentive Plan), (ii) materially modify the requirements as to eligibility for participation in the Incentive Plan, (iii) materially increase the benefits accruing to participants under the Incentive Plan, or (iv) extend the termination date of the Incentive Plan. In addition, no amendment, suspension or termination can be adopted which would disqualify the Incentive Plan from (i) the exemption provided by Rule 16b-3, promulgated under the Exchange Act, or any successor rule or regulation to such Rule 16b-3, as such rule is applicable from time to time, or (ii) the benefits provided under Section 422 of the Code, or any successor thereto.


         The Incentive Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, or the qualification requirements of Section 401 of the Code.


         The Incentive Plan is to be administered by the Incentive Plan Compensation Committee. Each member of the Incentive Plan Compensation Committee is a disinterested person within the meaning of Rule 16b-3 of the

Exchange Act and qualifies as an "outside director", as such term is used for the purposes of Section 162(m) of the Code and any rules and regulations promulgated thereunder.


         Subject to the provisions of the Incentive Plan, the Incentive Plan Compensation Committee has sole authority to select the individuals who are to be granted Awards from among those persons who are eligible and to determine the restrictions, terms and conditions of each Award granted under the Incentive Plan (subject to the terms of the Incentive Plan). The Incentive Plan Compensation Committee is authorized to interpret the Incentive Plan and may, from time to time, adopt, amend or rescind rules and regulations relating to the implementation, administration and maintenance of the Incentive Plan.


         Effective with the one-for-ten reverse stock split on November 24, 1997, each of the then outstanding Awards were adjusted to reflect the reverse stock split. A total of 181,500 Awards issued pursuant to the Incentive Plan are currently outstanding.


DIRECTOR PLAN


         In 1995, Tatham Offshore adopted the Director Plan. The purpose of the Director Plan is to allow Tatham Offshore to attract the best available individuals to serve as outside directors of Tatham Offshore.


         All non-employee directors of Tatham Offshore are eligible to participate in the Director Plan. The Director Plan provides for both automatic one time grants of Stock Options to Tatham Offshore's non-employee directors and for the issuance and exercise of Stock Options in lieu of standard cash director compensation upon the election of non-employee directors. All Stock Options granted under the Director Plan are Non-Qualified Stock Options.


         Except with respect to outstanding Stock Options, and unless sooner terminated by action of the Board of Directors, the Director Plan will terminate on December 31, 2005. The maximum number of shares of Common Stock with respect to which Stock Options may be granted under the Director Plan is 1,000,000, subject to adjustments for stock splits, stock dividends and certain other changes in capitalization.


         Under the Director Plan, grants of Stock Options to purchase 30,000 shares of Common Stock were automatically made to all non-employee directors of Tatham Offshore provided that such non-employee directors had not already received stock options to purchase 30,000 shares of Common Stock in connection with their service as a director of Tatham Offshore. In addition, after the effective date of the Director Plan, any newly elected non-employee director will automatically receive Stock Options to purchase 30,000 shares of Common Stock. The exercise price for the Stock Options to purchase 30,000 shares of Common Stock will be 100% of the fair market value of the Common Stock on the later to occur of (i) the effectiveness of the Director Plan, or (ii) the election of a participant as a Director of Tatham Offshore. The Stock Options issued pursuant to these provisions can be immediately exercisable and, unless terminated sooner in accordance with the Director Plan, shall expire on a date which is ten (10) years after the date of grant of the option.


         In connection with their agreements to serve on the Board of Directors, each of Messrs. Niven and Powell were originally granted stock options to purchase 30,000 shares of Common Stock of Tatham Offshore at $10.00 per share, the initial public offering price. Each of these stock options vested at the rate of 10,000 per year beginning June 30, 1995 and were subject to shareholder approval. During the year ended June 30, 1996, these stock options were canceled and Messrs. Niven and Powell were granted Stock Options to purchase 30,000 shares of Common Stock at $0.8125 per share pursuant to the Director Plan which included 10,000 Stock Options each, which vested immediately, and 10,000 Stock Options each, which vested annually on June 30, 1996 and 1997. In connection with his appointment to the Board, Mr. Vincent was issued Stock Options to purchase 30,000 shares of Common Stock at $0.8125 per share pursuant to the Director Plan. These Stock Options vest at the rate of 10,000 per year beginning January 31, 1997.

         In connection with his election to the Board of Directors in October 1996, Mr. Pollock was issued Stock Options to purchase 30,000 shares of Common Stock at $0.8125 per share. In her new role as a non-employee director on the Board of Directors, in October 1996, Ms. Walters was issued Stock Options to purchase 30,000 shares of Common Stock at $0.8125 per share. The Stock Options issued to Mr. Pollock and Ms. Walters vest at the rate of 10,000 per year beginning October 21, 1997. On January 15, 1998, E. Lynn Hill, a director of the Company, was awarded options to purchase 15,000 shares of Common Stock at $3.00 per share which vested immediately. Effective with the one-for-ten reverse stock split on November 24, 1997, each of the then outstanding options issued under the Director Plan were adjusted to reflect the reverse stock split.


         The Board of Directors may terminate or suspend the Director Plan (or any portion thereof) at any time with respect to any shares for which Stock Options have not previously been granted and remain outstanding. The Board of Directors has the right to alter or amend the Director Plan or any part thereof from time to time; provided, however, that no change in any Stock Option theretofore granted may be made which would materially adversely affect the rights and obligations of the holder of any such Stock Option without the written consent of such Director Plan participant; and provided, further, that the Board of Directors may not, without stockholder approval as required under the Director Plan, (i) materially increase the number of shares of Common Stock which may be issued under the Director Plan (other than in connection with adjustments permitted by the Director Plan), (ii) materially modify the requirements as to eligibility for participation in the Director Plan, (iii) materially increase the benefits accruing to participants under the Director Plan, or (iv) extend the termination date of the Director Plan. In addition, no amendment, suspension or termination may be adopted which would disqualify the Director Plan from (i) the exemption provided by Rule 16b-3, promulgated under the Exchange Act, or any successor rule or regulation to such Rule 16b-3, as such rule is applicable from time to time, or (ii) the benefits provided under
Section 422 of the Code, or any successor thereto.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth, as of August 15, 1998, the beneficial ownership of the outstanding Common Stock of Tatham Offshore by (i) each person who is known to Tatham Offshore to beneficially own more than 5% of the outstanding Common Stock of Tatham Offshore, (ii) each director and director nominee of Tatham Offshore, (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation") and (iv) all executive officers and directors of Tatham Offshore as a group.


                                                       SHARES OF CLASS BENEFICIALLY OWNED(1)
                                                                 TATHAM OFFSHORE
                                                                COMMON STOCK(2)

                                                              NUMBER            PERCENT
Kenneth E. Beeney................................                8,500              *
Phillip G. Clarke................................                6,378              *
Antoine Gautreaux, Jr. ..........................               25,000 (3)          *
Edward J. Gibbon, Jr.............................                  115              *
Dennis A. Kunetka................................                1,250              *
Jeffrey K. Lucas.................................               10,000              *
Clyde E. Nath....................................                8,458 (4)          *
James G. Niven...................................                9,378 (5)          *
Jonathan D. Pollock..............................                2,000 (6)(9)       *
Thomas P. Tatham.................................              617,974 (7)        2.3%
 7500 Chase Tower
 Houston, Texas 77002
Roger B. Vincent, Sr.............................                3,385 (8)          *
Diana J. Walters.................................                4,500 (9)          *
Don W. Wilson....................................                   --             --
Tatham Brothers Securities, LLC .................           21,752,121 (10)      80.4% (11)
 7500 Chase Tower
 Houston, Texas 77002
Elliott Associates, L.P..........................            1,719,561 (12)       6.2%
 712 5th Avenue, 36th Floor
 New York, New York 10019
Martley International, L.P. .....................            1,719,561 (12)       6.2%
 1086 Teaneck Road
 Teaneck, New Jersey 07666
Westgate International, L.P.  ...................            1,719,561 (12)       6.2%
 c/o Midland Bank Trust
 Corporation (Cayman) Limited
 P.O. Box 1109, Mary Street
 Grand Cayman, Cayman Islands
 British West Indies
Lehman Commercial Paper, Inc.....................            1,461,253 (13)       5.6%
 3 World Financial Center, 9th Floor
 New York, New York 10285
Executive officers and directors
 as a group (16 persons).........................              740,574 (14)       2.8%


----------------------------
*Less than 1%.

(1) Shares of Common Stock that are not outstanding but that may be acquired by a person upon exercise of options or warrants within 60 days of the above date are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.


(2) Shares of Series A 12% Convertible Exchangeable Preferred Stock ("Series A Preferred Stock"), Series B 8% Convertible Exchangeable Preferred Stock ("Series B Preferred Stock") and Series C 4% Convertible Exchangeable Preferred Stock ("Series C Preferred Stock") held by each named person are assumed converted into shares of Common Stock for the purpose of computing the number of shares of Common Stock beneficially owned by such person. Alternatively, each share of Series A, B and C Preferred Stock may be exchanged for four exchange warrants which are each exercisable to purchase one share of Common Stock at $6.53 per share. See "--Certain Relationships and Related Transactions--Convertible Exchangeable Preferred Stock."


(3)      Includes options to purchase 25,000 shares of Common Stock.


(4)      Includes options to purchase 3,000 shares of Common Stock.


(5)      Includes options to purchase 3,000 shares of Common Stock.


(6) Mr. Pollock is Portfolio Manager of Elliott Associates whose beneficial ownership of securities is shown elsewhere in this table. See footnote 12.


(7) Includes 437,909 shares assumed acquired as a result of conversion of 1,537,600 shares of Series A Preferred Stock into Common Stock. Also includes 1,705 shares assumed acquired as a result of conversion of 21,000 shares of Series C Preferred Stock into Common Stock. Mr. Tatham owns 9.1% of the Series A Preferred Stock outstanding.


(8) Includes 285 shares assumed acquired as a result of conversion of 1,000 shares of Series A Preferred Stock, which is less than 1% of the Series A Preferred Stock outstanding, into Common Stock. Also includes options to purchase 2,000 shares of Common Stock.


(9)      Includes options to purchase 2,000 shares of Common Stock.


(10) Includes 984,110 shares of Common Stock assumed acquired as a result of conversion of 3,455,444 shares of Series A Preferred Stock. Tatham Brothers Securities, LLC owns 20.4% of the Series A Preferred Stock outstanding.


(11) Pursuant to a Pledge and Security Agreement dated as of August 14, 1998, Tatham Brothers, LLC ("Tatham Brothers") pledged to Thomas P. Tatham all of the outstanding membership interests in Tatham Brothers Securities, LLC, as security for amounts owed by Tatham Brothers to Thomas P. Tatham pursuant to a promissory note dated
         August 14, 1998.


(12) The total number of shares credited to each of Elliott Associates, a Delaware limited partnership, Westgate International, L.P., a Cayman Islands Limited Partnership ("Westgate") and Martley International, Inc., a Delaware corporation ("Martley") as beneficial ownership interest includes (a) 1,477,481 shares beneficially owned by Elliott Associates ("Elliott Shares") and (b) 242,080 shares beneficially owned by Westgate ("Westgate Shares"). The Westgate Shares are credited to Martley because Westgate and Martley share the power to vote, direct the vote of, and to dispose or direct the disposition of the Westgate Shares. The Westgate Shares are credited to Elliott Associates, the Elliott

         Shares credited to Westgate, and the Elliott Shares credited to Martley as a result of Elliott Associates, Martley and Westgate's actions as a shareholder group under Rule 13D-3 of the Exchange Act. The Elliott Shares include 1,477,481 shares that may be acquired by Elliott Associates by conversion of 5,187,784 shares of Series A Preferred Stock owned by Elliott Associates into Common Stock; the Westgate Shares include 242,080 shares of Common Stock that may be acquired by Westgate as a result of the conversion of 850,000 shares of Series A Preferred Stock owned by Westgate into Common Stock. Each of Elliott Associates, Westgate and Martley beneficially owns 35.7% of the Series A Preferred Stock outstanding.


(13) Includes 66,110 shares assumed acquired as a result of conversion of 232,128 shares of Series A Preferred Stock into Common Stock.


(14) Includes 455,367 shares of Common Stock assumed acquired as a result of conversion of 1,598,900 shares of Series A Preferred Stock. Also includes 1,705 shares of Common Stock assumed acquired as a result of conversion of 21,000 shares of Series C Preferred Stock. Also includes options to purchase 38,000 shares of Common Stock. The executive officers and directors as a group beneficially own 9.5% of the Series A Preferred Stock outstanding.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         The following is a summary of certain agreements, arrangements and transactions between or among Tatham Offshore and certain related parties, including DeepTech and its affiliates. It is Tatham Offshore's policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on Tatham Offshore's experience in the industry and the terms of its transactions with unaffiliated parties, it is Tatham Offshore's belief that all of the transactions described below involving Tatham Offshore met that standard at the time such transactions were effected.


         Unless the context otherwise requires, references in this Proxy Statement to "DeepTech" shall mean DeepTech International Inc., a Delaware corporation. Prior to its acquisition by El Paso on August 14, 1998, DeepTech was a diversified energy company, which conducted its operations through its operating subsidiaries which, as of June 30, 1998, primarily included Leviathan (indirectly 85%-owned), Tatham Offshore (95%-owned), DeepFlex Production Services, Inc. (100%-owned) ("DeepFlex"), Offshore Gas Marketing, Inc. (80%-owned) ("Offshore Marketing") and Offshore Gas Processors, Inc. (85%-owned), and their respective subsidiaries. Leviathan is the general partner of Leviathan Gas Pipeline Partners, L.P. (the "Partnership"), in which DeepTech owned an indirect 23.2% effective interest.


Recent Events


         On February 27, 1998, DeepTech entered into an Agreement and Plan of Merger (the "Merger Agreement") with El Paso Natural Gas Company ("El Paso") and El Paso Acquisition Company ("El Paso Acquisition"), a wholly-owned subsidiary of El Paso, pursuant to which DeepTech would merge (the "Merger") with El Paso, or under certain circumstances, with El Paso Acquisition. Subsequently, DeepTech, El Paso and El Paso Acquisition executed Amendment No. 1 to the Merger Agreement (the "Amended Merger Agreement") with El Paso Energy Corporation ("El Paso Corporation") to reflect El Paso's reorganization of its corporate structure. The holders of a majority of DeepTech's common stock approved the Amended Merger Agreement on July 19, 1998. Pursuant to the Amended Merger Agreement, DeepTech merged with El Paso Acquisition on August 14, 1998.


         As a result of the Merger and related transactions, some of the assets of Tatham Offshore and DeepTech were restructured so that DeepFlex became a wholly-owned subsidiary of Tatham Offshore and Tatham Offshore transferred its interest in the Sunday Silence prospect to DeepTech. Pursuant to the Redemption Agreement

(discussed below), Tatham Offshore agreed to transfer all of its remaining assets located in the Gulf to the Partnership, an affiliate. Further, DeepTech divested itself of its equity ownership interest in Tatham Offshore by offering all of the shares of Tatham Offshore common stock and Series A Preferred Stock held by DeepTech to the stockholders of DeepTech in a Rights Offering (discussed below).


         Following the asset restructuring, Tatham Offshore's marine services business includes the operation of two semisubmersible drilling rigs, the FPS Bill Shoemaker and the FPS Laffit Pincay, currently owned by DeepFlex. In addition, Tatham Offshore will continue to pursue energy related opportunities in Atlantic Canada, including the North Atlantic pipeline project, related gas processing facilities, a facility for the generation of electricity and other related investments.


         The material terms of the Merger and the transactions contemplated by the Amended Merger Agreement, Redemption Agreement (discussed below) and other agreements as these agreements relate to Tatham Offshore and its subsidiaries are as follows:

    (a) DeepTech contributed all of the outstanding shares of capital stock of DeepFlex to Tatham Offshore on June 25, 1998. As a result of this contribution by DeepTech, Tatham Offshore, through DeepFlex, assumed certain indebtedness due to DeepTech (see (b) below) and $64,406,000 of third-party and affiliate debt in addition to the ownership of the semisubmersible drilling rigs, the FPS Laffit Pincay and the FPS Bill Shoemaker.

    (b) On June 25, 1998, Tatham Offshore conveyed to DeepTech all of the outstanding shares of capital stock of Tatham Development and canceled its reversionary interests in certain oil and gas properties in payment of the indebtedness owed to DeepTech discussed in (a) above.

    (c) On August 14, 1998, Tatham Offshore transferred its remaining assets located in the Gulf to the Partnership in consideration of the redemption by Tatham Offshore of its Senior Preferred Stock currently owned by the Partnership (the "Redemption Agreement"). Specifically, under the terms of the Redemption Agreement and subject to the satisfaction of certain conditions to closing, the Partnership exchanged 7,500 shares of Senior Preferred Stock and all related accrued and unpaid dividends due to the Partnership as of the date of the exchange for 100% of Tatham Offshore's right, title and interest in and to Viosca Knoll Blocks 772, 773, 774, 817, 818 and 861 (subject to an existing production payment obligation), West Delta Block 35, Ewing Bank Blocks 871, 914, 915 and 916 and the platform located on Ship Shoal Block 331. At the closing, Tatham Offshore paid the Partnership $1,605,000, the amount equal to the net cash generated from such properties from January 1, 1998 through August 14, 1998. In addition, the Partnership assumed all abandonment and restoration obligations associated with the platform and leases. At the closing of the Redemption Agreement on August 14, 1998, the management fees charged to Tatham Offshore by DeepTech were reduced by 50% effective retroactively to January 1, 1998 and the balance of $1,405,000 owed to DeepTech was paid. See (e) below.

    (d) On July 16, 1998, the Commission declared effective Tatham Offshore's Registration Statement on Form S-1 relating to the offering of rights to the DeepTech stockholders to purchase DeepTech's 28,073,450 shares of Tatham Offshore common stock and 4,670,957 shares of Tatham Offshore's Series A Preferred Stock (the "Rights Offering"). As a result of the Rights Offering, unaffiliated parties purchased 3,378,693 shares of common stock and 562,148 shares of Series A Preferred Stock. Tatham Brothers Securities, LLC ("TB Securities"), an affiliate of Mr. Thomas P. Tatham, Chairman of the Board and Chief Executive Officer of Tatham Offshore and DeepFlex, purchased 20,768,011 shares of common stock and 3,455,440 shares of Series A Preferred Stock which resulted in DeepTech receiving net proceeds from the Rights Offering of $75.0 million. Under a firm underwriting agreement, TB Securities received a fee of $6.9 million as an underwriting fee. To the extent any shares held by DeepTech remained unsubscribed, Tatham Offshore purchased such shares and DeepTech contributed the proceeds from such purchase to Tatham Offshore. DeepTech no longer owns any of Tatham Offshore's capital stock as a result of the Rights Offering.

     (e) As of August 14, 1998, the closing of the Merger, DeepTech no longer operates Tatham Offshore under its management agreement. Tatham Offshore has hired a management team and support personnel required to conduct its contract drilling services business and implement its Atlantic Canada strategy.


Sale of Properties to the Partnership


         On June 30, 1995, the Partnership entered into a purchase and sale agreement (the "Purchase and Sale Agreement") with Tatham Offshore. Pursuant to the Purchase and Sale Agreement, the Partnership acquired, subject to certain reversionary interests, a 75% working interest in Viosca Knoll Block 817, a 50% working interest in Garden Banks Block 72 and a 50% working interest in Garden Banks Block 117 (the "Assigned Properties") from Tatham Offshore for $30,000,000. Tatham Offshore received $15,000,000 at closing and an additional $15,000,000 on August 15, 1995. The Partnership was entitled to retain all of the revenue attributable to the Assigned Properties until it has received net revenue equal to the Payout Amount (as defined below), whereupon Tatham Offshore was entitled to receive a reassignment of the Assigned Properties, subject to reduction and conditions as discussed below. Prior to December 10, 1996, "Payout Amount" was defined as an amount equal to all costs incurred by Flextrend Development with respect to the Assigned Properties (including the $30,000,000 acquisition cost paid to Tatham Offshore) plus interest thereon at a rate of 15% per annum. Effective February 1, 1996, the Partnership entered into an agreement with Tatham Offshore regarding the restructuring of certain transportation agreements that increased the amount recoverable from the Payout Amount by $7,500,000 plus interest (see "Impairment, Abandonment and Other" discussion below). During the year ended June 30, 1996, Tatham Offshore waived its options to prepay the then-existing Payout Amount and receive a reassignment of its working interests and recognized $22,641,000 as a gain on the sale of oil and gas properties.


         Effective December 10, 1996, the Partnership exercised its option to permanently retain 50% of the acquired working interest in the Assigned Properties in exchange for forgiving 50% of the then-existing Payout Amount exclusive of the $7,500,000 plus interest added to the Payout Amount in connection with the restructuring of certain transportation agreements discussed above. The Partnership remained obligated to fund any further development costs attributable to Tatham Offshore's portion of the working interests, with such costs to be added to the Payout Amount. The Partnership's election to retain 50% of the acquired working interest in the Assigned Properties reduced the Payout Amount from $94,020,000 to $50,760,000. Subsequent to December 10, 1996, only 50% of the development and operating costs attributable to the Assigned Properties were added to the Payout Amount and 50% of the net revenue from the Assigned Properties reduce the Payout Amount. As a result of the Merger and related transactions, the reversionary interests were cancelled.


Viosca Knoll Block 817


         In September 1995, Tatham Offshore reacquired an aggregate 25% working interest in Viosca Knoll Block 817 and an approximate 12.5% working interest in the remainder of Viosca Knoll Blocks 772/773, 774, 818 and 861 (collectively, the "Viosca Knoll Properties") from two industry partners for a total of $16,000,000 in convertible production payments payable from 25% of the net cash flow from the Viosca Knoll Properties so acquired. The estimated net present value of the convertible production payments payable of $2,000,000 was recorded as oil and gas properties on the date of acquisition. The unpaid portion of the production payments is convertible into Tatham Offshore common stock at any time during the first five years at $8.00 per share. At June 30, 1998, the unpaid portion of the production payment obligation totaled $11,299,000. For the years ended June 30, 1998 and 1997, production and operating expenses include $1,236,000 and $1,465,000, respectively, of production payments made during the year. As part of the Redemption Agreement, this property was transferred to the Partnership effective August 14, 1998, subject to the existing production payment.

Transportation and Processing Agreements


         General. In December 1993, Tatham Offshore entered into a master gas dedication arrangement with the Partnership (the "Master Dedication Agreement"). Under the Master Dedication Agreement, Tatham Offshore dedicated all production from its Garden Banks, Viosca Knoll, Ewing Bank and Ship Shoal leases as well as certain adjoining areas of mutual interest to the Partnership for transportation. In exchange, the Partnership agreed to install the pipeline facilities necessary to transport production from the areas and certain related facilities and to provide transportation services with respect to such production. Tatham Offshore agreed to pay certain fees for transportation services and facilities access provided under the Master Dedication Agreement. Pursuant to the terms of the Purchase and Sale Agreement, the Partnership assumed all of Tatham Offshore's obligations under the Master Dedication Agreement and certain ancillary agreements with respect to the Assigned Properties.


         Ewing Bank Gathering System. Pursuant to a gathering agreement (the "Ewing Bank Agreement") among Tatham Offshore, DeepTech, and a subsidiary of the Partnership, Tatham Offshore dedicated all natural gas and crude oil produced from eight of its Ewing Bank leases for gathering and redelivery by the Partnership and was obligated to pay a demand rate as well as a commodity charge equal to 4% of the market price of production actually transported. Tatham Offshore's Ewing Bank 914 #2 well commenced production in August 1993. Production and operating expenses on the accompanying consolidated statement of operations included demand and commodity fees of $1,493,000 and $5,090,000 for the years ended June 30, 1997 and 1996, respectively, related to the Ewing Bank Agreement. In March 1996, the Partnership settled all remaining unpaid demand charge obligations under this agreement in exchange for certain consideration as discussed below.


         Ship Shoal. Tatham Offshore and the Partnership also entered into a gathering and processing agreement (the "Ship Shoal Agreement") pursuant to which the Partnership constructed a gathering line from Tatham Offshore's Ship Shoal Block 331 lease to interconnect with a third-party pipeline at the Partnership's processing facilities located on its Ship Shoal Block 332 platform. Pursuant to the terms of the Ship Shoal Agreement, and in consideration for constructing the interconnect, refurbishing the platform and providing access to the processing facilities, Tatham Offshore was required to pay the Partnership demand charges and has dedicated all production from its Ship Shoal 331 lease and eight additional surrounding leases for gathering and processing by the Partnership for additional commodity fees. Production and operating expenses on the accompanying consolidated statement of operations include demand and commodity fees of $638,000 and $997,000 for the years ended June 30, 1997 and 1996, respectively, related to the Ship Shoal Agreement. In March 1996, the Partnership settled all remaining unpaid demand charge obligations under this agreement in exchange for certain consideration as discussed below.


         Transportation Agreements Settled. Effective February 1, 1996, Tatham Offshore entered into an agreement with the Partnership to prepay its remaining demand charge obligations under the Ewing Bank and Ship Shoal Agreements. Under the agreement, Tatham Offshore's demand charge obligations relative to the Ewing Bank Gathering System and the pipeline facilities constructed by the Partnership for its Ship Shoal property have been prepaid in full. In exchange, Tatham Offshore (i) issued to the Partnership 7,500 shares of Series B 9% Senior Convertible Preferred Stock (the "Senior Preferred Stock") with a liquidation preference of $1,000 per share, (ii) added the sum of $7,500,000 to the Payout Amount under the Purchase and Sale Agreement and (iii) granted to the Partnership certain rights to use and acquire the Ship Shoal Block 331 platform. The Partnership has the right to utilize the Ship Shoal Block 331 platform and related facilities at a rental rate of $1.00 per annum for such period as the platform is owned by Tatham Offshore and located on the Ship Shoal Block 331, provided such use does not interfere with lease operations or other activities of Tatham Offshore. In addition, the Partnership has a right of first refusal relative to a sale of the platform. The agreement with the Partnership resulted in a reduction in demand charge payments of $7,800,000 and $4,100,000 for the years ended June 30, 1997 and 1996, respectively. Tatham Offshore remains obligated to pay the commodity charges under these agreements. This agreement was transferred to the Partnership on August 14, 1998 as part of the Redemption Agreement.

Long-term debt - affiliates


         As of June 30, 1997, Tatham Offshore had $60,000,000 aggregate principal amount of Subordinated Convertible Promissory Notes (the "Subordinated Notes") outstanding, all of which were held by DeepTech. Interest expense related to the Subordinated Notes totaled $1,709,000 from July 1, 1997 through September 18, 1997, the date on which the DeepTech Board of Directors approved entering into an option agreement to restructure the Subordinated Notes (the "Restructuring Agreement"). Pursuant to the Restructuring Agreement, DeepTech forgave the scheduled interest payments due in September and December 1997 under the Subordinated Notes and on December 17, 1997, converted the Subordinated Notes into 26,666,667 shares of Tatham Offshore common stock at a conversion rate of $2.25 per share, the average closing price of Tatham Offshore common stock for the ten trading days immediately preceding the exercise of the option. As a result of the conversion of the Subordinated Notes, Tatham Offshore eliminated all of its then existing outstanding debt.


         The Subordinated Notes bore interest at a rate of 11 3/4% per annum, payable quarterly. Effective July 1, 1997, the interest rate increased to 13% per annum. Interest expense related to this borrowing totaled $1,709,000, $7,040,000 and $7,060,000 for the years ended June 30, 1998, 1997 and 1996, respectively.


Other


         On May 15, 1998, DeepFlex borrowed $5,000,000 from Tatham Brothers, an affiliate of Mr. Tatham. Proceeds from the borrowing were used to fund certain upgrades and routine maintenance on the FPS Laffit Pincay. This borrowing matures on January 15, 1999, bears interest at 12% per annum, payable at maturity and is secured by the Subordinated Promissory Note dated September 30, 1996 issued by RIGCO North America, L.L.C. payable to DeepFlex. Interest expense totaled $10,000 for the period from June 25, 1998 through June 30, 1998.


Convertible Exchangeable Preferred Stock


         Tatham Offshore filed a registration statement (the "Offering") with the Securities and Exchange Commission (the "Commission") which was declared effective on December 26, 1995, relating to the granting to all holders of Tatham Offshore's common stock, on the record date, December 26, 1995, rights (the "Rights") to purchase up to 25,120,948 warrants (the "Warrants"). Each Right entitled the holder to subscribe to purchase one Warrant at the purchase price of $.50 per Warrant. In February 1996, Tatham Offshore issued 25,120,948 Warrants and received $12,560,000 in gross proceeds ($11,291,000 in net proceeds) pursuant to the exercise of Rights. A total of 20,129,571 Warrants were exercised to purchase 18,717,030 shares, 74,379 shares and 1,338,162 shares of Series A, B and C Preferred Stock, respectively, at $1.00 per share which generated an additional $15,459,000 in proceeds to Tatham Offshore. The remaining 4,991,377 Warrants outstanding on January 1, 1997 were automatically converted into an equal number of shares of Mandatory Redeemable Preferred Stock.


         In February 1998, DeepFlex exchanged its 1,016,957 shares of Tatham Offshore Series C Preferred Stock for 406,783 Exchange Warrants and immediately converted the Exchange Warrants into 406,783 shares of common stock at $6.53 per share for a total of $2,656,000 in proceeds to Tatham Offshore. Tatham Offshore used $2,496,000 of proceeds to redeem all of its 4,991,377 shares of Mandatory Redeemable Preferred Stock outstanding at $0.50 per share as required under the terms of the Mandatory Redeemable Preferred Stock issue. DeepFlex conveyed the 406,783 shares of common stock to DeepTech in March 1998.


Stock Compensation Plans


         On August 28, 1995, Tatham Offshore filed a registration statement on Form S-8 with the Commission for the registration of 4,000,000 shares of common stock authorized for issuance upon exercise of options under

Tatham Offshore's Equity Incentive Plan (the "Incentive Plan") and 1,000,000 shares of common stock authorized for issuance upon exercise of options under Tatham Offshore's Non-Employee Director Stock Option Plan (the "Director Option Plan" and collectively with the Incentive Plan, the "Option Plans"). The Incentive Plan, as amended, provides Tatham Offshore the ability to issue a variety of awards pursuant to the plan including stock options, restricted stock, stock appreciation rights and stock value equivalent awards. In January 1998, Tatham Offshore issued 100,000 options under the Incentive Plan. In June 1996, Tatham Offshore issued 25,514 shares of common stock to outside directors pursuant to the exercise of options granted under the Director Option Plan in settlement of directors' fees and meeting attendance fees for the year ended June 30, 1996. During the years ended June 30, 1998, 1997 and 1996, Tatham Offshore issued 15,000 options, 9,000 options and 13,000 options, respectively, pursuant to the Director Option Plan. Options outstanding under the Option Plans at June 30, 1998 totaled 136,500 of which 31,500 options were exercisable. In addition, Tatham Offshore issued 79,000 stock appreciation rights pursuant to the Incentive Plan during the year ended June 30, 1997.


Other Related Party Transactions


DeepTech


         The management agreement between Tatham Offshore and DeepTech provides for an annual management fee which was intended to reimburse DeepTech for the estimated costs of its operational, financial, accounting and administrative services provided to the Company. Effective November 1, 1995, July 1, 1996 and July 1, 1997, the Company amended its management agreement with DeepTech to provide for an annual management fee of 27.4%, 24% and 26%, respectively, of DeepTech's overhead. During the years ended June 30, 1998, 1997 and 1996, DeepTech charged Tatham Offshore $4,375,000, $3,279,000 and $4,436,000, respectively, under the management agreement. The Company believes these amounts are representative of what costs would have been on a stand alone basis for these services. The management agreement was terminated upon the closing of the Merger.


         DeepTech also entered into a management agreement with DeepFlex which was intended to reimburse DeepTech for the estimated costs of its operational, financial, accounting and administrative services. The management fee was intended to reimburse DeepTech for the estimated costs of services provided to DeepFlex. Effective July 1, 1996, the management agreement was amended to provide for an annual management fee of 18% of DeepTech's unreimbursed overhead. For the years ended June 30, 1998 and 1997, DeepFlex incurred $3,029,000 and $2,458,000, respectively, under this management agreement. The Company believes these amounts are representative of what costs would have been on a stand-alone basis for these services. The management agreement was terminated upon the closing of the Merger.


         In October 1995, DeepFlex entered into a bridge loan agreement (the "Bridge Loan") with Tatham Offshore whereby DeepFlex agreed to make $12,500,000 of interim bridge financing available to fund a portion of the Company's working capital and capital requirements. Tatham Offshore borrowed a total of $8,000,000 under the Bridge Loan which accrued interest at a rate of 15% per annum. Interest expense related to borrowings under the Bridge Loan totaled $210,000 for the year ended June 30, 1996. On January 31, 1996, DeepFlex subscribed for the purchase of 10,000,000 Warrants, pursuant to the exercise of Rights which had been assigned from DeepTech, at a cost of $5,000,000, which was paid through the forgiveness of $5,000,000 of principal and interest due under the Bridge Loan. In February 1996, Tatham Offshore used Offering proceeds to repay in full the remaining principal and accrued interest outstanding under the Bridge Loan.


         On June 30, 1996, DeepFlex exercised 4,670,957 of its 10,000,000 Warrants to purchase an equal number of shares of Series A Preferred Stock at $1.00 per share by offsetting the then outstanding payable to DeepTech for costs allocated under the management agreement by $4,670,957.

         On November 1, 1995, Tatham Offshore converted $1,734,000 of its accounts payable to an affiliate into an unsecured promissory note payable to DeepTech (the "Affiliate Note"). The Affiliate Note bore interest at 14.5% per annum, payable quarterly, and the principal was payable to DeepTech in six monthly installments which began on January 31, 1997. Interest expense related to the Affiliate Note totaled $202,000 and $170,000 for the years ended June 30, 1997 and 1996, respectively.


         Under a convertible production payment, the holders of such production payments are entitled in the aggregate to 25% of the proceeds from the production attributable to a 25% working interest in Viosca Knoll Block 817 (after deducting all leasehold operating expenses, including platform access and processing fees) until the holders have received the aggregate sum of $16.0 million. At the option of the holders, the unpaid portion of the production payment may be converted into Tatham Offshore common stock at any time until September 2000. In March 1998, Mr. Tatham acquired one-half of this convertible production payment. At June 30, 1998, the unpaid portion of the convertible production payment obligation totaled $11.3 million.


         Effective July 1, 1995, DeepTech established three deferred compensation arrangements: (i) a mandatory arrangement for DeepTech's Chief Executive Officer (the "DeepTech CEO"), (ii) a mandatory arrangement for certain senior executives of DeepTech and (iii) an optional arrangement for all other employees of DeepTech. Pursuant to the terms of each arrangement, participants deferred all or a portion of their cash salary until no later than July 1, 1996. During each month in the deferral period, each participant was entitled to receive options to purchase a number of shares of either DeepTech or Tatham Offshore or Preference Units of the Partnership equal to a percentage (ranging from 100% to 300% of their cash salary) divided by the lesser of the closing price on June 30, 1995 (DeepTech - $4.00, Tatham Offshore - $3.50 and the Partnership - $11.875) or the average closing price for the applicable month. Options were exercisable only by cancellation of the participant's cash salary. Each participant earned credits equal to a multiple, based on the option elected, of their deferred cash salary. Any participant except the DeepTech CEO could have received all or a portion of their salary in cash if they did not elect to exercise any options. To the extent that Tatham Offshore issued its common stock pursuant to the exercise of options granted under these arrangements, it received an offsetting credit against its management fees payable to DeepTech. In November 1995, DeepTech terminated the deferred compensation arrangement for all but three employees of DeepTech. In November 1995 and June 1996, Tatham Offshore issued 12,095 shares and 12,423 shares, respectively, of its common stock in connection with the mandatory arrangement for certain senior executives of DeepTech and received a $360,000 credit against its management fees payable to DeepTech.


The Partnership


         Tatham Offshore Canada Limited ("Tatham Offshore Canada"), a wholly-owned subsidiary of Tatham Offshore, is the Canadian representative of North Atlantic Pipeline Partners, L.P. ("North Atlantic Partners"), the sponsor of a proposal to build an approximately 2,500 kilometer pipeline from offshore Newfoundland and Nova Scotia to the eastern seaboard of the United States. The Partnership has entered into a letter agreement with Tatham Offshore Canada regarding participation in the North Atlantic pipeline project. Under such agreement, Tatham Offshore Canada is responsible for the development costs of the project. Such agreement contains certain termination rights, contemplates the negotiation, execution and delivery of definitive agreements and provides that the Partnership would hold a pro rata partnership interest of up to 20% in North Atlantic Partners. The Partnership has no financial commitment to the project until and unless an application is approved by the appropriate Canadian and United States regulatory authorities. In the event the Partnership was to terminate its participation in North Atlantic Partners after the date North Atlantic Partners receives regulatory approval of an application but prior to the in-service date of the first phase of the North Atlantic pipeline, the Partnership, under certain conditions, would be obligated to pay Tatham Offshore Canada an amount equal to 150% of the Partnership's pro rata share of the "success fee" earned by Tatham Offshore Canada related to the first phase of construction. For a period of one year after the effective date of the Merger, the Partnership shall have the right to terminate this agreement without incurring the liability for the above-mentioned "success fee". Tatham Offshore Canada is seeking additional participants on the same basis as that offered to the Partnership.


         The Partnership charged Tatham Offshore $1,827,000, $1,995,000 and $1,722,000 for the years ended June 30, 1998, 1997 and 1996, respectively, for commodity and platform access fees associated with the Viosca Knoll 817 lease in accordance with certain agreements between the parties. Commodity charges are based on the volume of oil and gas transported or processed.


Other


         During the years ended June 30, 1998, 1997 and 1996, Tatham Offshore sold 99% of its production to Offshore Gas Marketing, Inc. ("Offshore Marketing"), an 80%-owned subsidiary of DeepTech. Through October 1995, the sales prices were based upon contractually agreed-upon posted prices. In November 1995, Tatham Offshore renegotiated its agreement with Offshore Marketing to provide Offshore Marketing fees equal to 2% of the sales value of crude oil and condensate and $0.015 per dekatherm of natural gas for selling the Company's production.


         Dover Technology, Inc. ("Dover"), a 50%-owned subsidiary of DeepTech, charged Tatham Offshore $160,000 and $601,000 for the years ended June 30, 1997 and 1996, respectively, for services related to the acquisition, development, exploration or evaluation of oil and gas properties. Tatham Offshore's payable to Dover for these services in the amount of $1,734,000 at November 1, 1995 was converted into the Affiliate Note.


         During the year ended June 30, 1996, the Company forgave a $90,000 advance to an officer of DeepTech who is also a stockholder of Tatham Offshore in exchange for consulting fees rendered by the officer/stockholder to Tatham Offshore.


         The Company is a guarantor of a $5.0 million loan from NationsBank, N.A. to Tatham Brothers, which proceeds were used by DeepFlex to fund certain improvements to the Rigs. The loan bears interest at the rate of Prime plus
1 1/2% per annum and is due on January 19, 1999 or on demand. Mr. Tatham is also a co-guarantor of this loan.


         The Standby Agreement (the "Standby Agreement"), dated as of February 27, 1998, was executed in connection with the Merger and related transactions and is by and among the Company, DeepTech, Mr. Tatham and El Paso. Pursuant to the Standby Agreement, to the extent that any of the Company's Common Stock or Series A Preferred Stock was not subscribed for by holders of DeepTech common stock in the Rights Offering, Tatham Brothers committed to purchase such number of unsubscribed shares in order for DeepTech to receive net proceeds from the Rights Offering of not less than $75 million (the "Standby Commitment"). In addition, Tatham Brothers had the right to purchase any shares which DeepTech held after the Rights Offering and the satisfaction of the Standby Commitment. Mr. Tatham unconditionally guaranteed Tatham Brothers' performance of the Standby Commitment, which guarantee is backed by a letter of credit from NationsBank, N.A. In consideration of Mr. Tatham's guarantee of the Standby Commitment, under the terms of a Repayment Agreement between Mr. Tatham and Tatham Brothers, dated February 27, 1998, (i) Tatham Brothers granted to Mr. Tatham an option to purchase up to a one-third membership interest in Tatham Brothers for $1,000 through the issuance of new membership units, and (ii) Mr. Tatham had the right, but not the obligation, to lend to Tatham Brothers all sums necessary for Tatham Brothers to fulfill its obligations under the Standby Commitment.


         Pursuant to the Purchase Commitment Agreement, dated as of February 27, 1998 by and between Tatham Brothers and the Company, in consideration of the Standby Commitment, the Company agreed to pay to Tatham Brothers a fee ranging from $5.8 million to $7.5 million depending upon the date of closing of the Rights Offering. Such fee was payable by the Company in cash, or at Tatham Brothers' election in shares of

Common Stock. In connection with the Standby Commitment, the Company has agreed to grant Tatham Brothers certain registration rights with respect to such shares, including three demand registrations and unlimited piggyback registration rights for five years. The terms of the Purchase Commitment Agreement were negotiated by Tatham Brothers and the Company and were approved by the Company's Conflict Committee and Board of Directors. In August 1998, Tatham Brothers elected to take their $6.9 million fee in the form of a short-term note, as discussed below.


         In connection with the Merger, the Company entered into a short term financing arrangement with Tatham Brothers to provide for funds to (i) satisfy approximately $1.6 million of cash requirements with respect to the Redemption Agreement with the Partnership, (ii) pay $1.4 million to DeepTech in connection with the Management Agreement between Tatham Offshore and DeepTech, (iii) pay approximately $6.9 million to TB Securities with respect to obligations under the Rights Offering, (iv) fund a $7.5 million letter of credit for potential tax liabilities, (v) refinance $5.1 million in existing loans to DeepFlex and (vi) pay fees and expenses associated with the short term financing. Tatham Brothers is an affiliate of Thomas P. Tatham and the parent company of TB Securities. The short term financing bears interest at the rate of 12% per annum and is due on January 15, 1999. It is secured by a pledge of DeepFlex of its interest in a certain payment-in-kind Subordinated Promissory Notes issued by RIGCO North America, L.L.C. and FPS V, Inc., both subsidiaries of the Company, which has a current outstanding balance of approximately $70.0 million. The Company anticipates that it will refinance the short term financing with Tatham Brothers upon its maturity or pay off the facility with proceeds from the refinancing of the Credit Facility.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


         Section 16(a) of the Exchange Act requires Tatham Offshore's officers and directors, and persons who beneficially own more than 10% of Common Stock ("10% Stockholders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("the Commission") and the regulations of the Securities and Exchange Commission require such officers, directors and 10% Stockholders to furnish the Company with copies of all such reports that they file. Based solely upon a review of the Forms 3, 4 and 5 and amendments thereto provided to the Company, and certain written representations furnished to the Company, the Company believes that, during the fiscal year ended June 30, 1998, its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements.

COMPARATIVE STOCK PERFORMANCE


         As required by applicable rules of the Commission, the performance graph was prepared based upon the following assumptions:


         1. $100 was invested in Common Stock, the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the Dow Jones Oil -- Secondary Index (the "Peer Group") on February 9, 1994 (the date the Common Stock commenced trading on The Nasdaq National Market).


         2.   Dividends are reinvested on the ex-dividend dates.





                            COMPARATIVE TOTAL RETURNS

          TATHAM OFFSHORE, INC., THE S&P 500 INDEX AND THE PEER GROUP
            (PERFORMANCE RESULTS FEBRUARY 9, 1994 TO JUNE 30, 1998)









                        ------------- ------------- -------------- --------------- -------------- --------------

                          9-FEB-94     30-JUN-94      30-JUN-95      30-JUN-96      30-JUNE-97      30-JUN-98
                        ------------- ------------- -------------- --------------- -------------- --------------
TATHAM OFFSHORE              100.00         153.75       35.00            8.75            5.67           3.00
                        ------------- ------------- -------------- --------------- -------------- --------------

S&P 500 INDEX                100.00          94.90      119.64          150.75          203.05         264.30
                        ------------- ------------- -------------- --------------- -------------- --------------

PEER GROUP                   100.00          98.41      101.25          117.38          126.76         129.64
                        ------------- ------------- -------------- --------------- -------------- --------------

                              STOCKHOLDER PROPOSALS


PROPOSALS FOR 1999 ANNUAL MEETING


         Pursuant to various rules promulgated by the Commission and the provisions of Tatham Offshore's Restated Certificate of Incorporation and By-laws, each as amended, any proposals of holders of Common Stock of Tatham Offshore intended to be presented at the Annual Meeting of Stockholders of Tatham Offshore to be held in 1999 must be received by Tatham Offshore addressed to the Secretary, 7400 Chase Tower, 600 Travis Street, Houston, Texas 77002, no later than June 28, 1999 in order to be included in Tatham Offshore's proxy statement and form of proxy relating to that meeting and considered at such meeting.


PROPOSALS FOR 1998 ANNUAL MEETING


         With respect to business to be brought before the Annual Meeting, Tatham Offshore has not received any notices from stockholders that it is required to include in this Proxy Statement. If, however, any other matters should come before the Annual Meeting, all proxies which have signed and returned without further instruction will give the persons designated thereon discretionary authority to vote according to their best judgement.

                                     GENERAL


         As of the date of this Proxy Statement, the management of Tatham Offshore has no knowledge of any business to be presented for consideration at the Annual Meeting other than that described above. If any other business should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.


         The cost of any solicitation of proxies by mail will be borne by Tatham Offshore. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of Common Stock held of record by such persons, and Tatham Offshore will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. In addition, Tatham Offshore has retained ChaseMellon Shareholder Services, L.L.C. to perform a proxy search to determine the beneficial owners of the Common Stock as of the record date and will pay a fee to such firm of approximately $400 plus reimbursement of expenses.


         The information contained in this Proxy Statement in the section entitled "Comparative Stock Performance" shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that Tatham Offshore specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.


                                             By Order of the Board of Directors,




                                             THOMAS P. TATHAM
                                             Chairman of the Board
Houston, Texas
November 23, 1998

                              [FRONT SIDE OF PROXY]

                                      PROXY
                              TATHAM OFFSHORE, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned appoints Thomas P. Tatham and Dennis A. Kunetka as Proxies, with the power of substitution, and authorizes them to represent and to vote at the Annual Meeting of Stockholders to be held December 15, 1998, or any adjournment thereof, all the shares of Common Stock of Tatham Offshore, Inc. held of record by the undersigned on October 15, 1998, as designated below, and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named nominees for Director should be unavailable to serve for election, in accordance with and as described in the Notice Meeting of Stockholders and Proxy Statements.


         1.   Election of directors -- director nominees:


         Kenneth E. Beeney, James G. Niven, Thomas P. Tatham, Roger B. Vincent, Sr., Don W. Wilson

         | |  FOR all nominees listed above         | | WITHHOLD AUTHORITY
              (except as indicated below)               to vote for all nominees


         Instruction: to withhold authority to vote for any of the above nominees, write the nominee's name(s) on this line.


            --------------------------------------------------------------------


         2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants.


                    | |  FOR               | |  AGAINST             | |  ABSTAIN


         3. The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the Annual Meeting.





                             [REVERSE SIDE OF PROXY]


         This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. Please refer to the Proxy Statement for a discussion of each of these matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS. As to any other matter, said Proxies shall vote in accordance with their best judgment.


         Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. If acting as attorney, executor, trustee, or in any other representative capacity, sign name and title.


                                     Dated                      , 1998
                                          ----------------------

                                   --------------------------------------------
                                                  Signature

                                   -------------------------------------------
                                           Signature if held jointly


PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.